UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2020 (August 28, 2020)

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36104	36-4466837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 850 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 951-0600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PBPB	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Potbelly Corporation (the “Company”) appointed Adam Noyes, age 50, as Senior Vice President, Chief Operations Officer, effective as of August 28, 2020.

Mr. Noyes was previously the founder of Noyes Consulting, where he provided consulting services from December 2019 through August 2020. Prior to that, Mr. Noyes worked in various management positions at Checkers Drive In Restaurants, Inc. from April 1991 to December 2019, eventually assuming the role of Chief Administrative Officer & Executive Vice President. Mr. Noyes holds an undergraduate degree in business management from the University of Florida and is earning a Masters in Business Administration from the University of South Florida.

Pursuant to the terms of his employment agreement (the “Executive Employment Agreement”), made and entered into and effective as of August 28, 2020, Mr. Noyes will be paid an annual base salary of $325,000, which rate shall increase to an annual base salary of $400,000 on September 1, 2021. Mr. Noyes’s Executive Employment Agreement also provides, among other things, that: (i) he is eligible to receive a discretionary bonus at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, he is eligible for annual equity grants as determined by the Compensation Committee of the Company’s Board of Directors; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Noyes in performing services to the Company; and (iv) severance and change of control benefits contingent upon Mr. Noyes agreeing to a general release of claims in favor of the Company following termination of employment shall be available. Mr. Noyes will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. Mr. Noyes has agreed to observe the Company’s standard confidentiality and non-compete agreement. Mr. Noyes’s employment is at-will and may be terminated at any time for any reason.

The foregoing description of the Executive Employment Agreement is not complete and is qualified in its entirety by reference to the Executive Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

In connection with the commencement of his Executive Employment Agreement, Mr. Noyes was granted a one-time cash sign on bonus of $100,000. In accordance with Nasdaq Listing Rule 5635(c)(4), Mr. Noyes was also granted equity consisting of $325,000 in restricted stock units, subject to one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Mr. Noyes’s continued employment (with pro rata vesting in the event of certain terminations prior to the vesting date).

There are no family relationships between Mr. Noyes and any director or executive officer of the Company (or person nominated or chosen to become a director or executive officer of the Company), and Mr. Noyes has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On September 1, 2020, the Company issued a press release announcing the appointment of Adam Noyes as Senior Vice President, Chief Operations Officer of the Company, as noted in Item 5.02 above. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated August 28, 2020 between Potbelly Corporation and Adam Noyes

99.1	Potbelly Corporation Press Release dated September 1, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2020	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew Revord
	Title:	Senior Vice President and Chief Legal Officer